COOPERS & LYBRRNDS LLP


                                                 March 21, 1997



Board of Directors
c/o Mr. Andrew Chesler
6500 N.W. 15 Avenue
Fort Lauderdale, FL 33309



Dear Members of the Board:

Enclosed is our manually signed report on our audits of the 1996 and 1995 financial statements of Aquagenix, Inc. and Subsidiaries.

Our manually signed report serves to authorize the use of our name on our report in the electronic filing of the Company's financial statements with the SEC.

Please provide us with an exact copy of the entire document as electronically filed with the SEC.

                                                  Very truly yours,

                                                  /s/ Bill R. Tillett
                                                  --------------------
                                                  Bill R. Tillett